Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554, media@delta.com

Delta Actions to Address Financial Impact of COVID-19

•	Top priority is protecting the health and safety of customers and employees
•	In response to demand declines, company will remove 15 points of system capacity
•	Undertaking cost reduction and cash flow enhancing initiatives to protect financial position

In addition to the significant efforts underway to protect the health and safety of its customers and employees, Delta Air Lines (NYSE: DAL) is announcing additional steps to address the financial impact of the COVID-19 (coronavirus) outbreak.

“In the weeks since COVID-19 emerged, Delta people have risen to the challenge, taking every possible action to take care of and protect our customers during a stressful time,” said Delta CEO Ed Bastian. “As the virus has spread, we have seen a decline in demand across all entities, and we are taking decisive action to also protect Delta’s financial position. As a result, we have made the difficult, but necessary decision to immediately reduce capacity and are implementing cost reductions and cash flow initiatives across the organization.”

Bastian added, “Over the last ten years, we’ve transformed Delta by strengthening the balance sheet, diversifying our revenue streams and enhancing operational and financial flexibility. The environment is fluid and trends are changing quickly, but we are well positioned to manage this challenge and are taking actions to ensure that Delta maintains its leadership position and strong financial foundation.”

Capacity

To align capacity with expected demand, Delta is reducing system capacity by 15 points versus its plan, with international capacity reduced by 20-25 percent, and domestic capacity reduced by 10-15 percent. The company will continue to make adjustments to planned capacity as demand trends change.

By region, reductions include:

Entity	% of Total FY19 Revenue	Capacity Reductions
Pacific	6%	Down 65%
Transatlantic	15%	Down 15-20%
Domestic	72%	Down 10-15%
Latin	7%	Down 5%

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Expenses

Delta is undertaking cost reduction initiatives, including:

•	Instituting a company-wide hiring freeze and offering voluntary leave options
•	Parking aircraft, and evaluating early retirements of older aircraft

In addition, the recent fuel price decline provides approximately $2 billion of full-year expense benefit.

Balance Sheet and Cash Flow

Delta has also made the following cash flow decisions:

•	Deferring $500 million in capital expenditures
•	Delaying $500 million of voluntary pension funding
•	Suspending share repurchases

Delta has an investment-grade balance sheet, providing ready access to capital markets and bank financing. The company recently announced the issuance of $1 billion of secured aircraft debt at a blended rate of 2.09 percent and intends to use the proceeds to fund $1 billion of scheduled debt maturities in March.

Delta’s leverage ratio is at the low-end of its targeted range of 1.5 to 2.5 times adjusted debt to EBITDAR. Liquidity is strong and expected to be at least $5 billion at the end of the March quarter. In addition, Delta has approximately $20 billion of unencumbered assets, including $12 billion in aircraft.

About Delta

Delta Air Lines (NYSE: DAL) is the U.S. global airline leader in products, services, innovation, reliability and customer experience. Powered by its 90,000 people around the world, Delta continues to invest billions in its people, delivering a world-class travel experience and generating industry-leading shareholder returns. With its constant drive to invest, innovate and expand, Delta today is the No. 1 U.S. global airline by total revenue.

Forward Looking Statements

Statements in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the possible effects of accidents involving our aircraft; breaches or security lapses in our information technology systems; disruptions in our information technology infrastructure; our dependence on technology in our operations; the performance of our significant investments in airlines in other parts of the world; the restrictions that financial covenants in our financing agreements could have on our financial and business operations; labor issues; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third parties; the cost of aircraft fuel; the availability of aircraft fuel; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain senior management and key employees; damage to our reputation and brand if we are exposed to significant adverse publicity; the effects of terrorist attacks or geopolitical conflict; competitive conditions in the airline industry; interruptions or disruptions in service at major airports at which we operate; the effects of extensive government regulation on our business; the impact of environmental regulation on our business; the sensitivity of the airline industry to prolonged periods of stagnant or weak economic conditions; uncertainty in economic conditions and regulatory environment in the United Kingdom related to the exit of the United Kingdom from the European Union; and the effects of the rapid spread of contagious illnesses.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2019.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of March 10, 2020, and which we have no current intention to update.

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